                                            Registration Statement No. 333-74199
================================================================================


     As filed with the Securities and Exchange Commission on November 12, 1999


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  --------------------------------------------

                               AMENDMENT NO. 3 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                  --------------------------------------------

                                  UNIVEC, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                               11-3163455
(State or Other Jurisdiction                                    (IRS Employer
      of Incorporation)                                      Identification No.)

                                 22 Dubon Court
                     Farmingdale, New York, New York, 11735
                            Telephone: (516) 777-2000
                           Telecopier: (516) 777-2786
               (Address, including zip code, and telephone number,
               including area code of Principal Executive Offices)
                  --------------------------------------------

                                 Joel Schoenfeld
                Chairman of the Board and Chief Executive Officer
                                  UNIVEC, Inc.
                                 22 Dubon Court
                     Farmingdale, New York, New York, 11735
                            Telephone: (516) 777-2000
                           Telecopier: (516) 777-2786
            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)
                  --------------------------------------------

                                   Copies to:
                                Jack Becker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                            Telephone: (212) 687-3860
                           Telecopier: (212) 949-7052

         Approximate Date of Commencement of Proposed Sale to Public: As soon as practical after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

===============================================================================================================
                                                   Proposed                Proposed
      Title of Each Class                           Maximum                Maximum
           of Securities        Amount to Be    Offering Price Per    Aggregate Offering       Amount of
       to Be Registered          Registered        Share(1)                Price(1)        Registration Fee
- -------------------------------------------------------------------------------------------------------------

Common Stock,
    $.001 par value,..........   37,500(2)        $1.0625 (4)           $39,843.75            $11.07

Common Stock,
    $.001 par value,..........  312,500(3)        $1.0625 (4)          $332,031.25            $92.30

Common Stock,
    $.001 par value,..........2,187,500(5)        $ .41 (6)            $896,875.00           $249.33

Common Stock,
    $.001 par value,..........5,463,273(7)        $ .41 (6)          $2,239,941.93           $622.70

Common Stock,
    $.001 par value,..........   25,000(8)        $ .41 (6)             $10,250.00             $2.85

Common Stock,
    $.001 par value,..........   44,444(9)        $ .41 (6)             $18,222.04             $5.07

Common Stock,
    $.001 par value,..........  250,000(10)       $ .41 (6)            $102,500.00            $28.50

Common Stock,
    $.001 par value, .........  500,000(11)       $ .41 (6)            $205,000.00            $56.99
- -------------------------------------------------------------------------------------------------------------
Total Registration Fee........                                                             $1,011.82 (12)

------------------------------------

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.

         (2) Represents 37,500 shares issuable upon exercise of Common Stock Purchase Warrants registered for sale by the selling securityholders named herein.

         (3) Represents 312,500 shares issuable upon conversion of 250 shares of Series C 5% Convertible Preferred Stock owned by the selling securityholders assuming a conversion price of $.80 per share.

         (4) Estimated in accordance with Rule 457(c) on the basis of the average of the high and low sales prices for a share of Common Stock on the Nasdaq SmallCap Market on March 9, 1999.

         (5) Represents the additional shares issuable upon conversion of 250 shares of Series C 5% Convertible Preferred Stock owned by the selling securityholders assuming a conversion price of $.10 per share. These 2,187,500 shares are in addition to the 312,500 shares included in this registration statement issuable upon conversion of the 250 shares of Series C 5% Convertible Preferred Stock owned by the selling securityholders assuming a conversion price of $.80 per share.

         (6) Estimated in accordance with Rule 457(c) on the basis of the closing sales price for a share of Common Stock on the Over-the Counter Electronic Bulletin Board on November 8, 1999.

         (7) Represents the additional shares issuable upon conversion of 612 shares of Series B 5% Convertible Preferred Stock owned by the selling securityholders assuming a conversion price of $.10 per share. These 5,463,273 shares are in addition to the shares of common stock issuable upon conversion of shares of Series B preferred stock owned by the selling securityholders assuming a conversion price of $.80 per share, which shares are included in Registration No. 333-62261 declared effective by the Securities and Exchange Commission December 11, 1998. See Explanatory Note on the facing page of this Amendment No. 3 to Registration Statement on Form S-3.

         (8) Represents shares issuable upon exercise of warrants issued to a registered broker-dealer in connection with the issuance and sale by Univec in a private placement in July 1998 of 750 shares of Series B 5% Convertible Preferred Stock and warrants to purchase 112,500 shares of common stock.

         (9) Represents shares issued by Univec to certain of the selling stockholders in connection with the issuance and sale of the Series C 5% Convertible Preferred Stock and the warrants to purchase 37,500 shares of common stock.

         (10) Consists of shares of common stock issuable upon exercise of options issued in connection with payment of fees for legal services.

         (11) Consists of shares of common stock issuable upon exercise of options granted under the Registrant's 1996 Stock Option Plan.

         (12) Of the $1,011.82 total Registration Fee, $103.37 was paid on March 10, 1999, and the remaining $908.45 is submitted herewith.

================================================================================

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

         In accordance with Rule 429, the prospectus included in this Registration Statement also relates to the offering of securities included in Registration Statement No. 333-66261, declared effective December 11, 1998.

                                EXPLANATORY NOTE

         In accordance with Rule 429, the prospectus included in this Amendment No. 3 to Registration Statement on Form S-3 relates to the offering of 9,589,444 shares of common stock, of which 8,820,217 shares are included in this Registration Statement and 769,227 are included in Registration Statement 333-66261, declared effective by the Securities and Exchange Commission December 11, 1998. Registration Statement No. 333-66261, at the time it was declared effective, covered 1,050,000 shares of common stock, of which 280,773 shares have been sold prior to the effective date of this Amendment No. 3 to Registration Statement on Form S-3.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED NOVEMBER __, 1999

                                  UNIVEC, INC.

                        9,589,444 Shares of Common Stock


         The selling securityholders are offering to the public up to 9,589,444 shares of common stock. The selling securityholders can acquire up to 9,545,000 of these shares upon conversion of our series B and series C 5% convertible preferred stock, as payment of dividends on the series B and series C preferred stock and upon exercise of warrants and options to purchase common stock issued by us.

         The selling securityholders may sell common stock directly or through broker-dealers who will receive commissions or discounts. Sales of common stock made by broker-dealers may be ordinary brokerage transactions or block transactions on or off the NASD's over-the-counter electronic bulletin board. Sales may also be made through one or more dealers who may resell as principals, in privately negotiated transactions or otherwise, at the prevailing market price, a price related to the prevailing market price or at a negotiated price.

         The common stock is quoted on the NASD's over-the-counter electronic bulletin board under the trading symbol "UNVC." On November 8, 1999, the closing sale price of one share of common stock on the electronic bulletin board was $.41 per share.

         Univec will not receive any proceeds from the sale of common stock by the selling securityholders.

         The common stock is a speculative investment and involves a high degree of risk. You should read the description of certain risks under the caption "Risk Factors" commencing on page 3 before purchasing the common stock.

         Our executive offices are at 22 Dubon Court, Farmingdale, New York 11735, and our telephone number is 516-777-2000

         These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              -------------------

                The date of this Prospectus is November __, 1999.

                                Table of Contents
                                                                            Page
                                                                            ----

Available Information......................................................  2

The Company................................................................  3

Risk Factors...............................................................  4

Use of Proceeds............................................................ 13

Selling securityholders.................................................... 13

Plan of Distribution....................................................... 13

Description of Securities.................................................. 14

Legal Matters.............................................................. 17

                                -----------------

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

                                -----------------

No dealer, salesman or any other person is authorized to give any information or to make any representations other than those contained in this Prospectus in connection with any offer to sell or sale of the securities to which this Prospectus relates and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the facts herein set forth since the date hereof. This Prospectus does not constitute an offer to sell or to a solicitation of any offer to buy from any person in any state in which any such offer or solicitation would be unlawful.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all other information included in this prospectus, including the documents that we incorporate by reference, before you decide to purchase shares of common stock.


We have a history of operating losses and these losses may continue.

         We have incurred losses since the inception of the company. We incurred a net loss of approximately $1,897,206 for the fiscal year ended December 31, 1998 and a net loss of approximately $1,172,000 for the fiscal year ended December 31, 1997. We incurred a net loss of approximately $863,233 for the six months ended June 30, 1999. As a result of continuing losses our accumulated deficit was approximately $4,853,083 at June 30, 1999. We expect to continue to incur operating losses until such time, if ever, as we derive significant increases in revenues from the sale of our locking clip syringes and other products we may develop.


We have a limited operating history.

         Although we were founded in August 1992, the production and sales of our 1cc locking clip syringe began in July 1997. From August 1992 to June 1997, our operations consisted primarily of the design of our patented locking clip and plunger, the design and implementation of the equipment for production of the 1cc locking clip syringe, the hiring of key personnel, and the sales of medical devices manufactured by others including difficult-to-reuse syringes of an alternative design. Accordingly, we have a limited operating history upon which an evaluation of our business and prospects can be based. An investment in our securities is subject to all of the risks involved in a newly established business venture. You should be aware of the problems, delays, expenses and difficulties encountered by companies like ours at this early stage of operations, many of which may be beyond our control, including but not limited to commencement of production, marketing and product introduction, competition, market acceptance of the our difficult to reuse syringes, and unanticipated problems and additional costs relating to the development and testing of products. Our officers have limited experience in the production and sale of medical devices.


We need additional financing to continue our operations.

         We require additional financing to continue our operations and we may seek to raise funds through the sale of our securities or by other means. We cannot give you any assurances that additional funds will be available to us on acceptable terms, if at all. Additional financing may result in dilution to existing stockholders. If funds are not available in adequate amounts from additional financing sources or from operations, we may be materially and adversely affected.


Government regulation and the need for government approvals in the medical devices area could adversely affect us.

         The FDA, and in some instances, state authorities, regulate the manufacture and distribution of medical devices in the United States. We have been granted 510(k) clearance by the FDA to market our 1cc locking clip syringe in the United States and we also comply with applicable foreign requirements for the 1cc locking clip syringe. New products which we develop will also be subject to approval in the United States by the FDA and, in foreign countries, by foreign government authorities. We cannot give you any assurance that the necessary approvals or clearances for new products will be granted on a timely basis or at all. If we fail to receive approvals or clearances for new products, or if any of the approvals or clearances granted for our 1cc locking clip syringe are withdrawn or rescinded, our business, financial condition and results of operations could be materially and adversely affected. Furthermore, approvals that have been or may be granted are subject to continual review, and if previously unknown problems are discovered later, we may be required to undertake product labeling restrictions or a withdrawal of the product from the market. Moreover, changes in existing requirements or adoption of new requirements or policies could adversely affect our ability to comply with regulatory requirements. In addition, we cannot give you any assurances that we will not be required to incur significant costs to comply with applicable laws and regulations in the future. If we fail to comply with applicable laws or regulatory requirements our business, financial position and results of operations could be materially and adversely affected.

         FDA and State Regulation Pursuant to the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder. The FDA regulates the clinical testing, manufacture, labeling, sale, distribution and promotion of medical devices. Before a new device can be introduced into the market, a manufacturer must obtain FDA permission to market through either the 510(k) pre-market notification process or the costlier, lengthier and less certain pre-market approval application process. We have been granted 510(k) clearance by the FDA to market our 1cc locking clip syringe, which has been classified as a Class II device under the Food, Drug and Cosmetic Act, and accordingly, we are permitted to market and sell our 1cc locking clip syringe in the United States, subject to compliance with other applicable FDA regulatory requirements. As a Class II device, performance standards may be developed for the 1cc locking clip syringe which we would then be required to meet. Furthermore, as manufacturers of medical devices, we are subject to record keeping requirements and required to report adverse experiences relating to the use of the device. We are also required to register our establishments and list our devices with the FDA and with certain state agencies and we are subject to periodic inspections by the FDA and certain state agencies. The Food, Drug and Cosmetic Act requires us to manufacture devices in accordance with good manufacturing practices regulations, and certain procedural and documentation requirements have been imposed upon us with respect to manufacturing and quality assurance activities. The FDA conducts periodic audits and surveillance of the manufacturing, sterilizing and packaging facilities of medical device manufacturers to determine compliance with good manufacturing practices requirements. If we fail to demonstrate adequate compliance with good manufacturing practices requirements in the audit or post-market surveillance, penalties or enforcement proceedings may be imposed on us. Our manufacturing facilities have not been certified as satisfying good manufacturing practices requirements. Our facilities will be subject to extensive audits in the future pursuant to standard FDA procedure. We cannot give you any assurances that when we are audited we will be found to be in compliance with good manufacturing practice requirements, or if we are not found in compliance, what penalties, enforcement procedures or compliance effort will be levied on or required of us. The FDA also has the authority to request us to repair, replace or refund the cost of any device manufactured or distributed by us, and if we fail to meet standards for effectiveness and safety we could be required to discontinue the manufacturing and/or the marketing of our product in the United States.

         Foreign Regulation. The introduction of our products in foreign markets will subject us to foreign regulatory clearances which may impose additional substantive costs and burdens. International sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country. Many countries also impose product standards, packaging requirements, labeling requirements and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. Our products also are required to satisfy international manufacturing standards required by the International Standards Organization for sale in certain foreign countries. Our contract manufacturers all have received International Standards Organization Certification.


We may not realize revenues from licensing our patents and technology.

         Although we intend to license the patents and proprietary manufacturing processes relating to our locking clip and other syringe designs to established medical device manufacturers worldwide, we cannot give you any assurances that we will be successful in our licensing efforts.


All of our revenues are from sales to international relief agencies.

         Our initial marketing efforts have been directed primarily to, and all of our revenues have been derived from, international relief agencies. We cannot give you any assurances as to whether the international relief agencies will continue to purchase difficult-to-reuse syringes from us. The failure of international relief agencies to purchase our locking clip syringes in substantial quantities would have a materially adverse effect on our business, financial condition and results of operations.

We are dependent on outside contract manufacturers and we could be affected by interruptions to production.

         We rely primarily on several outside contract manufacturers for the production and assembly of our 1cc locking clip syringes. We have a contract with West Pharmaceutical Services to manufacture up to 100,000,000 plungers and another supply contract with a Portuguese manufacturer with an annual capacity of 75,000,000 units. The Portuguese manufacturer also manufacturers syringe barrels and assembles and packages completed 1cc locking clip syringes for us. In addition, we have arrangements with three other foreign syringe manufacturers, with a capacity of 100,000,000 units annually, to assemble and package completed 1cc locking clip syringes from proprietary plunger/clip assemblies manufactured for us by West or the Portuguese manufacturer. The failure of one or more of our outside manufacturers or assemblers to produce components or to assemble completed 1cc locking clip syringes on a timely basis could have a materially adverse effect on our business.

         To augment production of outside manufacturers, we have commenced production of our proprietary plunger/clip assemblies and the completed 1cc locking clip syringe at our own production facility in Farmingdale, New York. The Farmingdale facility has an annual capacity of approximately 25,000,000 completed units and can also manufacture the proprietary 1cc plunger/clip for assembly into completed units by our contract manufacturers. We intend, however, to rely primarily on our outside manufacturers as a regular source of supply, since the Farmingdale facility has higher unit costs which could adversely affect our business. We also cannot give you any assurance that production at the Farmingdale facility will not be interrupted as a result of delays in obtaining supplies of components or in complying with FDA manufacturing requirements, including the attainment of acceptable quality levels.


We must complete development of our 3cc syringe with extendable barrel sleeve.

         We are developing a 3cc, non-aspirating, locking clip syringe for hospitals and health clinics, and anticipate that production will commence during 1999. In general, hospitals and health clinics use more 3cc syringes than 1cc syringes, and may not be willing to purchase our 1cc locking clip syringes until such time as we are able to offer 3cc syringes. However, we cannot give any assurance that the 3cc designs selected for commercialization will be accepted by hospitals and health clinics. Moreover, we have not yet selected a design for the assembly equipment or an engineering firm to construct the equipment. Our failure to timely select a design for the assembly equipment or an engineering firm to construct such assembly equipment, or our inability to obtain adequate supplies of components, could delay the production and commercial introduction of our 3cc non-aspirating syringe.

Our ability to compete successfully may depend on our ability to protect our patents and proprietary technology.

         Our success will depend, in part, on the strength of our patents, as well as our ability to preserve our trade secrets and operate without infringing the proprietary rights of others. Our policy is to seek protection of our proprietary position by, among other methods, filing United States and foreign patent applications related to our technology, inventions and improvements that are important to the development of our business. We hold three United States patents, including a patent for our locking clip; we have filed a United States patent application for our aspirating plunger and we have also filed patent applications for our locking clip in Canada, Brazil, Mexico, certain European countries, Japan, South Korea, China, Russia and Australia. In addition, we have acquired licensed rights for a United States patent on a locking device to be used in connection with the 3cc non-aspirating syringe that we plan to develop. We have filed for patent protection in certain European countries for this invention. We also have licensed the rights to a patent to develop a pre-filled or unit dose syringe. This invention has U.S. patent protection, but lacks foreign protection.

         We cannot give any assurance that pending or future applications for patents and trademarks will mature into issued patents, or that we will continue to develop our own patentable technologies. Furthermore, we cannot give you any assurance that any of our patents or patents that may be issued to us in the future will not be challenged, invalidated or circumvented in the future or that the rights granted under such patents will provide a competitive advantage.


         In addition, patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures that differ from those in the United States. Patent protection in such countries may be different from patent protection provided by the laws of the United States. Patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. Patents issued and patent applications filed related to medical devices are numerous and accordingly, we cannot give you any assurances that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights that will prevent, limit or interfere with our ability to make, use or sell our products either in the United States or internationally.


         The medical device industry in general has been characterized by substantial competition and litigation regarding patent and other proprietary rights. We intend to vigorously protect and defend our patents and other proprietary rights relating to our proprietary technology. Litigation alleging infringement claims against us (with or without merit), or instituted by us to enforce patents and to protect trade secrets or know-how owned by us or to determine the enforceability, scope and validity of the proprietary rights of others, is costly and time consuming. If any relevant claims of third-party patents are upheld as valid and enforceable in any litigation or administrative proceedings, we could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each patent, or to redesign our products or processes to avoid infringement. We cannot give you any assurance that such licenses would be available or, if available, would be available on terms acceptable to us or that we would be successful in any attempt to redesign our products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a materially adverse effect on our business, financial condition and results of operations.

         We also rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. We cannot give you any assurance that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our proprietary technology, or that we can meaningfully protect our rights in unpatented proprietary technology.


We are a small company and must compete with three large manufacturers who control 98% of the worldwide syringe market.

         Our principal competition is from manufacturers of traditional disposable syringes. Becton-Dickinson, Sherwood and Terumo Medical Corporation of Japan control approximately 74%, 19% and 5%, respectively, or a total of approximately 98%, of the worldwide syringe market, and are substantially larger, more established and have significantly greater financial, sales and marketing, distribution, engineering, research and development and other resources than we do. To our knowledge, only Becton-Dickinson and Bader & Partner Medizintechnik GmbH, a German machine tool manufacturer, distribute commercially a line of difficult to reuse syringes, none of which allow for aspiration. The Bader DestroJect syringe and the Becton-Dickinson SOLOSHOT and UNIJECT syringes were developed originally for WHO-UNICEF immunization programs. We cannot give you any assurance that the major syringe manufacturers or others will not commence production of difficult to reuse syringes, or that we will be able to successfully compete in this market.


We have limited products liability insurance and exposure to uninsured risks.

         The manufacture and sale of medical products exposes us to the risk of significant damages from product liability claims. Although we maintain product liability insurance against product liability claims in the amount of $5 million per occurrence and $5 million in the aggregate, we cannot give you any assurance that the coverage limits of our insurance policies will be adequate, or that we will continue to be able to maintain such insurance coverage at acceptable cost. In addition, any successful claim against us in an amount exceeding our insurance coverage could have a materially adverse effect on our business, financial condition or results of operations. Furthermore, we have no recall insurance for foreign countries or the United States. We intend to apply for product recall insurance primarily for the United States market. However, we cannot give you any assurance there that such coverage can be obtained at acceptable cost.


We are dependent on the services of our chief executive officer.

         We are dependent on the experience, abilities and continued services of Joel Schoenfeld, our Chief Executive Officer, for the conduct of our business. Joel Schoenfeld is employed pursuant to an employment agreement which expires on March 28, 2003. Mr. Schoenfeld is the subject of a Federal Grand Jury Indictment alleging misrepresentation with four other persons in a commercial transaction in 1991 unrelated to our business. We believe that Mr. Schoenfeld did nothing improper and will be exonerated, but there can be no assurance that the indictment will not result in the loss of Mr. Schoenfeld's services. The loss of the services of Joel Schoenfeld for any reason would have a materially adverse effect on our business and operations.


There are possible adverse effects of issuances of preferred stock.

         Our Restated Certificate of Incorporation authorizes the issuance of 5,000,000 shares of "blank check" preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the relative voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company. The Board of Directors has authorized the issuance of 2,500 shares of Series A Preferred Stock, of which 2,072 shares are outstanding, 1,000 shares of Series B Convertible Preferred Stock, of which 612 shares are outstanding and 1,000 shares of Series C Convertible Preferred Stock, of which 250 shares are outstanding. We may issue additional shares of convertible preferred stock from time to time as a means of financing our company.


Our common stock has recently been de-listed from the Nasdaq SmallCap Market.

         Our common stock was de-listed from The Nasdaq SmallCap Market effective the close of business on June 30, 1999. Trading volume has been limited since that time and the closing sale price for our common stock has declined from $1.15625 per share on June 30, 1999 to

$.41 on November 8, 1999. During the period from June 30 through November 8, 1999, the low closing price on the NASD's "Electronic Bulletin Board" was $.1875 per share. We cannot give any assurance that broker-dealers will act as market makers for the common stock. As a result, investors will be exposed to a risk of a further decline in the market price of the common stock.

         Generally, for continued inclusion on the Nasdaq SmallCap Market, an issuer is required, among other things, to have net tangible assets of $2 million (or alternatively, net income of $500,000 in two of the most recent three fiscal years, or a market capitalization of $35 million), a bid price of at least $1.00 and at least two market makers, and to file reports required to be filed with the Securities and Exchange Commission. In addition, under the rules of the Nasdaq SmallCap Market, a Nasdaq panel can exercise broad discretion in determining whether securities should continue to be quoted and may consider an issuer's ability to comply on a long-term basis with all the requirements for continued inclusion or may apply additional or more stringent criteria.

         At a hearing before a Nasdaq panel on June 10, 1999, we represented that we could maintain compliance with Nasdaq continued listing requirements and we have appealed the panel's decision to delist our securities. There can be no assurance, however, that our appeal will be successful.

         Trading in our common stock and redeemable warrants is now being conducted in the over-the-counter market on the NASD's "Electronic Bulletin Board," and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.


The market price for our common stock has been highly volatile.

         The market price of our common stock has been highly volatile. Our operating results, the recent de-listing of our securities from the Nasdaq SmallCap Market and the large number of shares issuable upon exercise of outstanding options and warrants and conversion of converible securities have impacted the market price of our securities to a significant degree. We cannot give you any assurance that the market price of the common stock will not experience significant fluctuations or further declines.


Our common stock could become subject to the SEC's "penny stock" rules and more difficult to sell.

         The regulations of the Securities and Exchange Commission promulgated under the Exchange Act require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions which are available for our common stock. Unless an exception is available, those regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

         If our securities become subject to the regulations applicable to penny stocks, the market liquidity for our securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker-dealers to sell our securities and thus the ability of purchasers of our securities to sell their securities in the secondary market.

Shares eligible for future sale by our current stockholders may affect our stock price and impair our ability to raise capital through an offering of equity securities in the future.

         We cannot give any assurance as to the effect, if any, that future sales of common stock, or the availability of shares of common stock for future sales, will have on the market price of the common stock from time to time. Sales of substantial amounts of common stock (including shares issued upon the exercise of warrants or stock options), or the possibility of sales, could adversely affect the market price of the common stock and also impair our ability to raise capital through an offering of our equity securities in the future. We have 3,864,209 shares of common stock outstanding as of November 8, 1999, of which 2,056,086 shares of common stock are transferable without restriction under the Securities Act. The remaining 1,808,123 shares may be publicly sold if registered under the Securities Act or in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of ours, who has beneficially owned restricted securities for at least one year, is entitled to sell (together with any person with whom such individual is required to aggregate sales), within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on The Nasdaq Stock Market or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of ours for at least three months and who has beneficially owned restricted securities for at least two years is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above. Of the restricted securities, approximately 83,884 shares have been owned by non-affiliates for more than two years and may be sold without restriction under Rule 144 and an additional 1,122,572 shares are owned by affiliates and others for more than one year and may be sold subject to the volume and other limitations of Rule 144. The remaining 601,667 shares which are not freely transferable have been owned for less than one year and will be eligible for future sale in accordance with the provisions of Rule 144 or if registered under the Securities Act. We have also agreed to register 510,000 of the 601,667 shares under the Securities Act and they will become freely transferable as soon as the registration of these shares is effective.

         In addition to sales by current stockholders, sales of shares of common stock issuable upon exercise of outstanding options and warrants or exercise of outstanding convertible securities could have a depressive effect on the market price for the common stock. See "Risk Factors-The Issuance of Common Stock Upon Exercise of Warrants, Options and Convertible Securities Could Have a Dilutive Effect" and "Risk Factors-The Conversion of Shares of Series B and Series C Preferred Stock Could have a Dilutive Effect"


The issuance of common stock upon exercise of warrants, options and convertible securities could have a dilutive effect.

         We have 8,654,060 shares of common stock authorized but unissued and not reserved for specific purposes and 12,611,731 shares of common stock unissued but reserved for issuance (i) upon exercise of options (including options which may be granted in the future pursuant to our stock option plans),
(ii) upon exercise of outstanding warrants, (iii) upon exercise of the underwriters' warrants, (iv) upon conversion of our Series A, Series B and Series C Preferred Stock, and (v) in connection with private offerings of our securities. Authorized shares of our common stock may be issued without any action or approval by our stockholders, and any shares of our common stock issued would further dilute the percentage ownership held by the public stockholders in our company.

         The exercise of warrants or options or the conversion of convertible securities and the sale of the underlying shares of common stock (or even the potential of such exercise, conversion or sale), including shares under this prospectus, may have a depressive effect on the market price of the common stock. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of outstanding warrants and options or convertible securities can be expected to exercise them, to the extent they are able, at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the warrants and options.


Conversion of our series B and series C Preferred Stock and subsequent public sale of our common stock while its market price is declining may result in further decreases in its price.

         We have outstanding 862 shares of series B and series C convertible preferred stock. Each of these series of preferred stock has a stated value of $1,000 per share and is convertible into common stock at a conversion price equal to 75% of the average of the three lowest closing bid prices for the common stock on the NASD's electronic bulletin board over the twenty trading days preceding the date of conversion. The number of shares of common stock that may be acquired upon conversion is determined by dividing the stated value of the number of shares of preferred stock to be converted by the conversion price. The maximum conversion price for the series B and series C preferred stock is $1.10 per share and there is no minimum conversion price. Consequently, there is no limit on the number of shares that may be issued upon conversion. Because the market price for our common stock has declined to $.41 per share on November 8, 1999, from $1.15625 per share when it was delisted from the Nasdaq SmallCap Market on June 30, 1990, the number of shares issuable upon conversion of the 862 shares of series B and series C preferred stock which are presently outstanding has increased by approximately 360%, which will result in substantial dilution to our existing common stockholders.

          If the holders of the series B and series C convertible preferred stock had converted their shares on November 8, 1999, the conversion price would have been approximately $.1875 per share of common stock. The conversion of all 862 shares of series B and series C preferred stock with a stated value of $1,000 per share would have resulted in the issuance of 4,597,334 shares of common stock, or approximately 120% of the outstanding shares before conversion. The conversion of all 862 shares of series B and series C preferred stock at an assumed conversion price of $.10 per share, which is the conversion price assumed for determining the number of shares of common stock issuable upon conversion of the preferred stock which are being offered by this prospectus, would result in the issuance of 8,620,000 shares of common stock, or approximately 223% of the outstanding shares before conversion. There is no minimum conversion price for the series B and series C preferred stock and we may be required to issue even more than 8,620,000 shares upon conversion of the preferred if the market price for the common stock declines sufficiently. The number of shares issuable upon conversion of the series B and series C preferred stock at an assumed conversion price of $.10 per share would exceed the number of shares of common stock authorized but unissued and not reserved for specific purposes. While we expect that members of management would enter into lock-up agreements when required to not convert options or warrants held by them into an excessive number of shares there can be no assurance we would be able to obtain sufficient lock-ups.

         The conversion of the preferred stock at a conversion price representing a discount to the market price and the subsequent sale of the common stock acquired upon conversion during periods when the market price of the common stock is declining, or the possibility of such conversions and sales, may exacerbate the decline or impede increases in the market price of the common stock.

                           FORWARD LOOKING STATEMENTS

         Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate," "continue" or similar words. These statements discuss future expectations, estimate the happening of future events or our financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we incorporate by reference. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling securityholders, but we will receive any proceeds of the exercise of warrants and options covering some of the shares of common stock offered by this prospectus. Snow Becker Krauss P.C. has agreed that it will apply gain from the sale of the shares of common stock being offered by it in reduction of Univec's indebtedness to that firm for legal services.


                       AVAILABLE INFORMATION ABOUT UNIVEC

         We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC 0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the SEC's website at www.sec.gov. We distribute to our stockholders annual reports containing audited financial statements.

         We are a Delaware corporation, incorporated on October 7, 1996, and the successor by merger to UNIVEC, Inc., a New York corporation, incorporated on August 18, 1992. Any references to our company in this prospectus includes UNIVEC, Inc., which merged with us on October 10, 1996, and Rx Ultra, Inc., our wholly owned subsidiary.

Information Incorporated by Reference

         The SEC allows us to "incorporate by reference" the information we file with it. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering is completed:

         1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, as amended.

         2. Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1999.

         3. Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1999.

         4. Current Report on Form 8-K (Date of Earliest Event Reported March 18, 1999).

         5. Current Report on Form 8-K (Date of Earliest Event Reported March 22, 1999).

         6. Current Report on Form 8-K (Date of Earliest Event Reported April 6, 1999).

         7.  Current Report on Form 8-K (Date of Earliest Event Reported July 2,
             1999).

         8. The description of the common stock and warrants contained in our Registration Statement on Form 8-A (File No. 0-22413) under Section 12 of the Securities Exchange Act, including any amendments or report updating that description.

You may request a copy of these filings, at no cost, by writing or calling us at:

                                  UNIVEC, INC.
                                 22 Dubon Court
                           Farmingdale, New York 11735
                               Tel: (516) 777-2000
                               Fax: (516) 777-2786
                            Attn: Corporate Secretary

                                  UNIVEC, INC.

         At UNIVEC, Inc. we develop, assemble, license and market safety hypodermic syringes designed to protect the healthcare worker and patient against cross-infection. We also sell and intend to develop other hypodermic devices. We are a Delaware corporation incorporated on October 7, 1996, and the successor by merger to UNIVEC, Inc., a New York corporation, incorporated on August 18, 1992. Any references to our company in this prospectus include UNIVEC, Inc., which merged with us on October 10, 1996, and Rx Ultra, Inc., our wholly owned subsidiary.

         In 1997, we commenced production and sales of our 1cc locking clip syringes, which are designed to make accidental or deliberate reuse difficult. The accidental or deliberate reuse of syringes is a frequent cause of the spread of the human immunodeficiency and hepatitis viruses, as well as other blood-borne pathogens. We have received 510(k) clearance from the U.S. Food and Drug Administration to market our locking clip syringes in the United States.

         We believe that our 1cc difficult to reuse syringes are more effective than competitive syringes and that they are competitively priced. We also believe that we are the only company that markets a difficult to reuse syringe with a 1cc barrel, which is ideal for dispensing .05cc to .95cc dosages of medicine for treatment of allergies, immunization and insulin medicines. It is more difficult to deliver .05cc to .95cc dosages accurately with a syringe barrel that is greater than 1cc. We do not know of any other company that offers an aspirating syringe that can be locked. Healthcare workers need aspirating syringes to mix medications in the syringe barrel and inject medications intravenously. Furthermore, we believe that aspirating syringes are preferred by diabetes patients and needle-exchange programs.

         We rely primarily on several outside contract manufacturers for the production and assembly of our 1cc locking clip syringes. We have a contract with West Pharmaceutical Services to manufacture up to 100,000,000 plungers and another supply contract with a Portuguese manufacturer with an annual capacity of 75,000,000 units. The Portuguese manufacturer also manufacturers syringe barrels and assembles and packages completed 1cc locking clip syringes for us. In addition, we have arrangements with three other foreign syringe manufacturers, with a capacity of 100,000,000 units annually, to assemble and package completed 1cc locking clip syringes from proprietary plunger/clip assemblies manufactured for us by West or the Portuguese manufacturer.

         To augment production of outside manufacturers, we have commenced production of our proprietary plunger/clip assemblies and the completed 1cc locking clip syringe at our own production facility in Farmingdale, New York. The Farmingdale facility has an annual capacity of approximately 25,000,000 completed units and can also manufacture the proprietary 1cc plunger/clip for assembly into completed units by our contract manufacturers. We intend, however, to rely primarily on our outside manufacturers as a regular source of supply, since the Farmingdale facility has higher unit costs which could adversely affect our business.

         Our initial marketing efforts have been directed primarily to international relief agencies, including the International Red Cross, UNICEF and the World Health Organization as well as to public hospitals and health facilities in the Northeast. We also intend to market our locking clip syringes to

         X   governments of developing countries,

         X   private hospitals and health facilities in the Northeast, and

         X   distributors in the United States.

         We also plan to license our patents and proprietary manufacturing processes relating to our 1cc locking clip and other syringe designs. To stimulate demand for our safety syringes, we plan to initiate promotional and educational campaigns directed at

         X public health officers and other government officials responsible for public health policies,

         X doctors and administrators of healthcare facilities responsible for treatment of HIV-AIDS and hepatitis patients, and

         X liability insurance companies. We plan to enter into arrangements with independent sales agents and distributors in targeted markets.

Recent Developments

         We continue to need additional financing to continue our operations. The de-listing of our common stock from the NASDAQ SmallCap Market on June 30, 1999 and the decline in our stock price from $1.15625 on June 30 to $.41 on November 8, 1999, has and will continue to hamper our efforts to raise equity capital. In addition, any equity financing that may become available will be dilutive to existing stockholders.


         On October 4, 1999, we issued 120,000 shares or about 3.1% of our total common stock outstanding upon conversion of outstanding series B preferred stock with a stated value of $18,000. The conversion of our series B and series C preferred stock and the subsequent sale of our common stock while its market price is declining may result in further decreases in the price of our common stock.

         In September and October 1999 we also issued or agreed to issue options to purchase a substantial number of shares:


         X We issued ten year options to purchase 250,000 shares at $.15 per share to a law firm.

         X We agreed to grant options expiring in ten years to purchase 500,000 shares at $.15 per share under our 1996 Stock Option Plan.


         The conversion of our preferred shares and the issuance of options to purchase a substantial number of shares will dilute existing stockholders and may have a depressive effect on the market price for our common stock.

                             SELLING SECURITYHOLDERS

         The table below sets forth the number of shares of common stock beneficially owned as of November 8, 1999, by each selling securityholder, the number of shares of common stock to be sold, and the number of shares of common stock beneficially owned after the sale of the shares of common stock offered hereby. The following table assumes that the selling securityholders will sell all shares of common stock offered by this prospectus; however, there can be no assurance that the selling securityholders will sell any or all of the common stock.


                                         Shares of Common Stock                                      Shares of Common
                                           Beneficially Owned             Shares of Common           Stock Owned After
               Name                        Before Offering(1)             Stock to Be Sold              Offering(2)
               ----                        ---------------                ----------------              --------
                                         Number        Percentage
                                         ------        ----------
The Shaar Fund Ltd.                     204,958          5.00% (3)         8,770,000 (4)                   -0-
  Citro Building,
  Wickhams Cay,
  P.O. Box 662,
  Road Town, Tortola,     B.V.I.

The Malachi Group, Inc.                  19,611(5)         *                  19,611                       -0-
  12 Piedmont Center, Suite 410
  Atlanta, GA 30305

Peter Baxter                             19,611(6)         *                  19,611                       -0-
  4815 Franklin Pond Rd.
  Atlanta, GA 30342

Zazoff Associates                        19,111(7)         *                  19,111                       -0-
  160 Littleton Road, #202
  Parsipany, NJ 07054

The Progressive Group                    11,111            *                  11,111                       -0-
 4711 West Golf Road, Ste. 700
 Miami, FL 33131

Snow Becker Krauss P.C.                 250,000(8)       6.26%               250,000                       -0-
  605 Third Avenue
  New York, NY 10017

Marla Manowitz                           60,600          1.55% (9)           250,000 (10)                 10,600
  c/o Univec, Inc.
  22 Dubon Court
  Farmingdale, NY 11735

Randy Cohen                              53,000          1.35% (11)          250,000 (12)                  3,000
  c/o Univec, Inc.
  22 Dubon Court
  Farmingdale, NY 11735


*  Less than 1%.

(1) Based on 3,864,209 shares of common stock outstanding as of November 8, 1999.

(2) Assumes that the selling securityholders will sell all shares of common stock offered by this prospectus.

(3) Represents the maximum number of shares into which the series B and series C preferred stock may be converted. The series B and series C preferred stock is not convertible for any number of shares of common stock in excess of that number which would render a selling securityholder the beneficial owner of five percent of the then outstanding shares of common stock.

(4) Represents shares of common stock issuable upon exercise of 862 shares of series B and series C preferred stock at an assumed conversion price of $.10 per share plus 150,000 shares of common stock issuable upon exercise of common stock purchase warrants. If the series B and series C preferred stock had been converted on November 8, 1999, the conversion price would have been approximately $.1875 per share and 4,597,334 shares of common stock would have been issued on conversion.

(5) Includes 8,500 shares issuable upon exercise of presently exercisable warrants.

(6) Includes 8,500 shares issuable upon exercise of presently exercisable warrants.

(7) Includes 8,000 shares issuable upon exercise of presently exercisable warrants.

(8) Represents shares of common stock issuable upon exercise of an option issued in connection with payment of fees for legal services.

(9) Includes 50,000 shares representing the presently exercisable portion of our option to purchase 250,000 shares granted under Univec's 1996 Stock Option Plan.

(10) Represents all 250,000 shares issuable upon exercise of an option granted under Univec's 1996 Stock Option Plan.

(11) Includes 50,000 shares representing the presently exercisable portion of our option to purchase 250,000 shares granted under Univec's 1996 Stock Option Plan.

(12) Represents all 250,000 shares issuable upon exercise of an option granted under Univec's 1996 Stock Option Plan.

         None of the selling securityholders has been an officer, director or affiliate of Univec or had any material relationship with Univec during the preceding three years, except as follows:

         The Shaar Fund Ltd. acquired 750 shares of series B preferred stock and warrants expiring August 1, 2001, to purchase 112,500 shares of common stock at $2.15 per share in connection with a private placement in July 1998 and acquired in a private placement in February 1999, 250 shares of series C preferred stock, convertible into common stock until February 8, 2001, and warrants expiring February 8, 2002, to purchase 37,500 shares of common stock at $1.92 per share. In connection with the February 1999 private placement the terms of the series B preferred stock and the warrant sold in the July 1998 private placement were amended to be substantially the same as the terms of the preferred stock and warrants issued in the February 1999 private placement.

         We paid the Malachi Group, Inc., a registered broker-dealer, $36,250 and issued to them warrants to purchase 8,500 shares of common stock at $2.15 per share expiring August 1, 2001 for services rendered in connection with the 1998 private placement of 750 shares of series B preferred stock and related warrants. Also in connection with the 1998 private placement, we paid Zazoff Associates a finder's fee consisting of $35,000 and warrants to purchase 8,000 shares of our common stock at $2.15 per share expiring August 1, 2001 and we issued to Peter Baxter identical warrants to purchase 8,500 shares of our common stock. In connection with the 1999 private placement, we issued 11,111 shares of our common stock to each of The Malachi Group, Inc., Peter Baxter, Zazof Associates and The Progressive Group.

         Snow Becker Krauss P.C. has served as Univec's regular outside counsel during the past three years.

         Marla Manowitz has served as Chief Financial Officer of Univec since March 18, 1999 and as a director since April 30, 1999. Prior thereto since March 1998 she served as head of Univec's internal accounting department.

         Randy Cohen has served as Univec's director of operations since June 1998. He is the son-in-law of Joel Schoenfeld, the Chief Executive Officer and a director of Univec.

                              PLAN OF DISTRIBUTION


         The selling securityholders may sell the shares of common stock offered hereby from time to time directly to purchasers, or through broker-dealers who may receive compensation in the form of commissions or discounts from the selling securityholders or purchasers. Sales of shares of common stock may be effected by broker-dealers in ordinary brokerage transactions or block transactions on the NASD's electronic bulletin board, through sales to one or more dealers who may resell as principals, in privately negotiated transactions or otherwise, at the market price prevailing at the time of sale, a price related to such prevailing market price or at a negotiated price. Usual and customary or specifically negotiated brokerage fees may be paid by the selling securityholders in connection therewith. To our knowledge, the selling securityholders have not entered into any underwriting arrangements for the sale of the shares of common stock offered hereby.

         The selling securityholders may be deemed to be "underwriters" within the meaning of the Securities Act and any profits realized by them may be deemed to be underwriting commissions. Any broker-dealers that participate in the distribution of the shares of common stock also may be deemed to be "underwriters," as defined in the Securities Act, and any commissions or discounts paid to them, or any profits realized by them upon the resale of any securities purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act. The sale of the shares of common stock by the selling securityholders is subject to the prospectus delivery and other requirements of the Securities Act.

         The shares of common stock offered hereby have been registered pursuant to registration rights granted to the selling securityholders. All costs, expenses and fees in connection with the registration of the shares of common stock offered by the selling securityholders will be borne by the Company. Each selling securityholder is responsible for the payment of brokerage commissions and discounts incurred in connection with the sale of its shares of common stock. We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us and our directors and officers, as well as any person controlling the company, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling the company, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of common stock offered hereby may not simultaneously engage in market-making activities with respect to the common stock during the applicable "cooling off" period prescribed by Rule 101 of Regulation M prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rule 102 of Regulation M, which provisions may limit the timing of purchases and sales of common stock by the selling securityholders.

         To the extent required, Univec will use its best efforts to file, during any period in which offers or sales of shares of common stock are being made by or on behalf of the selling securityholders, one or more amendments or supplements to this Prospectus which describe any material information with respect to the plan of distribution not previously disclosed herein, including the name or names of any underwriters, broker-dealers or agents, the purchase price paid by any underwriter for shares of common stock purchased from a selling securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.


                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 25,000,000 shares of common stock, $0.001 par value per share, 2,500 shares of Series A 8% Cumulative Convertible Preferred Stock, $0.001 par value per share, 1,000 shares of Series B Preferred Stock, 1,000 shares of Series C Preferred Stock and 4,995,500 shares of "blank check" preferred stock, $0.001 par value per share. As of November 8, 1999, 3,864,209 shares of common stock, 2,072 shares of Series A Preferred Stock, 630 shares of Series B Preferred Stock and 250 shares of Series C Preferred Stock were issued and outstanding.

         The following are brief descriptions of the securities offered hereby and other securities of Univec. The rights of the holders of shares of our capital stock are established by our Certificate of Incorporation, the Certificates of Designation authorizing the series A preferred stock, the series B preferred stock and the series C preferred stock, our By-laws and Delaware law. The following statements do not purport to be complete or give full effect to statutory or common law, and are subject in all respects to the applicable provisions of the Certificate of Incorporation, the Certificates of Designation, By-laws and state law.

         Common Stock. Holders of the common stock are entitled to one vote per share, and subject to the rights of holders of the series A preferred stock, the series B preferred stock, the series C preferred stock or any other series of preferred stock, to receive dividends when, as and if declared by the board of directors and to share ratably in the assets of Univec legally available for distribution to holders of common stock in the event of the liquidation, dissolution or winding up of Univec. Holders of the common stock do not have subscription, redemption, conversion or preemptive rights.

         Each share of common stock is entitled to one vote on any matter submitted to the holders, including the election of directors. Holders of common stock do not have cumulative voting rights; therefore, holders of a majority of the outstanding shares of common stock entitled to vote for the election of directors may elect all of the directors to be elected, if they so choose, and in such event, the holders of the remaining shares will not be able to elect any of our directors. Except as otherwise required by the Delaware General Corporation Law, all stockholder action, other than the election of directors by plurality vote, is subject to approval by a majority of the shares of common stock present at a stockholders' meeting at which a quorum, a majority of the issued and outstanding shares of common stock, is present in person or by proxy, or by written consent pursuant to Delaware law.

         All shares of common stock outstanding are fully paid and non-assessable, and the shares of common stock offered hereby are, or when issued upon conversion of series B or series C preferred stock or upon exercise of warrants, will be fully paid and non-assessable.

         The board of directors is authorized to issue additional shares of common stock within the limits authorized by our Certificate of Incorporation without further stockholder action.

         Preferred Stock. We are authorized to issue up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without further stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Univec. No shares of preferred stock are outstanding, other than 2,072 shares of series A preferred stock, 612 shares of series B preferred stock and 250 shares of series C preferred stock.

         Series A Preferred Stock. The board of directors has authorized the issuance of up to 2,500 shares of series A preferred stock, of which 2,072 shares are outstanding. The terms of the series A preferred stock are as follows:

         Dividend Rights. Holders of series A preferred stock are entitled to receive, prior to the payment of cash dividends on the common stock, cumulative dividends at the rate of $80 per share per annum, and no more, when, as and if declared by our board of directors, out of funds legally available therefor. Dividends on the series A preferred stock are payable, in the sole and absolute discretion of the board of directors, in cash, additional shares of series A preferred stock (based upon the liquidation value thereof), or a combination thereof. Dividends may not be paid or declared on, and no other distributions may be made with respect to, and no expenditure shall be made for the purchase, redemption or retirement of, any of our capital stock junior to or in parity with the series A preferred stock, unless all cumulative dividends payable on the series A preferred stock for all prior annual dividend periods have been paid. We have agreed that we will not declare or pay any cash dividends on the series A preferred stock without the prior written consent of the underwriter for our initial public offering.

         Redemption. The series A preferred stock is not subject to redemption.

         Liquidation Rights. Subject to the prior rights of our creditors and the holders of senior securities, the holders of the series A preferred stock are entitled to receive, upon any voluntary or involuntary liquidation, dissolution or winding-up of Univec, $1,000 per share, plus accrued and unpaid dividends. If, in any such case, the assets of Univec are insufficient to make such payment in full, then the available assets will be distributed among the holders of the series A preferred stock and any other series of preferred stock which is in parity with the series A preferred stock, ratably in proportion to the full amount to which each holder would be entitled.

         Conversion Rights. Each share of series A preferred stock is convertible into 222.22 shares of common stock, subject to adjustment in certain events, at the option of the holder thereof commencing

April 24, 1999. The conversion rate is subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, consolidation or certain other events. The right of conversion with respect to the shares of the series A preferred stock called for redemption will terminate at the close of business on the business day preceding the date fixed for redemption. Upon conversion, no payment or allowance will be made in respect of any accrued but unpaid dividends on the series A preferred stock.

         Voting Rights. Holders of series A preferred stock have no voting rights, except as may be required by law.

         Series B and Series C Preferred Stock. The board of directors has authorized the issuance of up to 1,000 shares of series B preferred stock, of which 612 shares are outstanding, and 1,000 shares of series C preferred stock, of which 250 shares are outstanding. The terms of the series B preferred stock, as amended February 8, 1999, are substantially identical to the terms of the series C preferred stock. The series B preferred stock and the series C preferred stock rank on a parity as to dividends and upon liquidation and rank senior to the series A preferred stock. The terms of the series B and series C preferred stock are as follows:

         Dividend Rights. Holders of series B and series C preferred stock are entitled to receive, prior to the payment of cash dividends on the common stock or the series A preferred stock, cumulative dividends at the rate of $50 per share per annum, and no more, when, as and if declared by Univec's board of directors, out of funds legally available therefor. Dividends on the series B preferred stock are payable, in the sole and absolute discretion of the board of directors, in cash, or shares of common stock (based upon the value thereof). Dividends may not be paid or declared on, and no other distributions may be made with respect to, and no expenditure shall be made for the purchase, redemption or retirement of, any of Univec's capital stock junior to or in parity with the series B preferred stock, unless all cumulative dividends payable on the series B preferred stock for all prior annual dividend periods have been paid.

         Redemption. With respect to such shares as to which the holder thereof has not theretofore furnished an effective conversion notice and only if the current market price of the common stock is not greater than one hundred thirty percent (130%) of the closing bid price of the common stock on July 27, 1998, Univec may in whole or in part from time to time redeem in cash series B preferred stock or the series C preferred stock at one hundred thirty-five percent (135%) of the stated value thereof plus all accrued and unpaid dividends thereon to the date of redemption.

         Liquidation Rights. Subject to the prior rights of our creditors and the holders of senior securities, the holders of the series B and series C preferred stock are entitled to receive, upon any voluntary or involuntary liquidation, dissolution or winding-up of Univec, $1,000 per share, plus accrued and unpaid dividends. If, in any such case, the assets of Univec are insufficient to make such payment in full, then the available assets will be distributed among the holders of the series B and series C preferred stock and any other series of preferred stock which is in parity with the series B and series C preferred stock, ratably in proportion to the full amount to which each holder would be entitled.

         Conversion Rights. Each share of series B and series C preferred stock is convertible at the option of the holder into the number of shares of common stock having the value of $1,000, on the basis of the lower of (i) $1.10 per share and (ii) a price equal to 75% of the average of the three lowest closing bid prices of the common stock during the twenty trading day period before the conversion date. The conversion rate is subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, consolidation or certain other events. The right of conversion with respect to the shares of the series B preferred stock and the series C preferred stock called for redemption will terminate at the close of business on the business day preceding the date fixed for redemption. Upon conversion, no payment or allowance will be made in respect of any accrued but unpaid dividends on the series B or the series C preferred stock.

         The series B and series C preferred stock must be converted by us at the same conversion price on February 8, 2001, but without the approval of our stockholders we may not convert the series B or the series C preferred stock if the shares of common stock issued or issuable on all conversions of the series B or series C preferred stock and upon exercise of the related warrants would exceed 19.99% of our outstanding common stock on February 8, 1999. If the series B or series C preferred stock cannot be converted on February 8, 2001, we can redeem the preferred stock for cash at a price equal to 135% of the stated value of $1,000 per share of preferred stock or extend the mandatory conversion date for a period of one year.

         The holders of series B and series C preferred stock do not have the right to convert and we are not obligated to convert series B or series C preferred stock if a conversion would result in the preferred stockholder being deemed the "beneficial owner" of more than 5% of our outstanding shares of common stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934.

         Voting Rights. Holders of series B and series C preferred stock have no voting rights, except as may be required by law.


                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York, 10158-0125. Snow Becker Krauss P.C. owns beneficially 250,000 shares of our common stock which are being offered by this prospectus.

                                     EXPERTS

         The consolidated balance sheet as of December 31, 1998, and the consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1998, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Most Horowitz & Company, LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered hereby. With the exception of the SEC registration fee, all amounts indicated are estimates.


         SEC Registration fee........................................    $ 1,011
         Printing expenses (other than stock certificates)...........    $ 5,000
         Legal fees and expenses.....................................    $ 5,000
         Miscellaneous...............................................    $   989

         TOTAL.......................................................    $12,000


Item 15.  Indemnification of Directors and Officers.

         Article 6 of the Registrant's Restated Certificate of Incorporation, in accordance with Section 145 of the DGCL, provides that directors and officers shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

         Article 6 of the Registrant's Restated Certificate of Incorporation further provides that directors and officers are entitled to be paid by the Registrant the expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that such payment will only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

         Article 6 of the Registrant's Restated Certificate of Incorporation provides that a person indemnified under Article 6 of the Certificate of Incorporation may contest any determination that a director, officer, employee or agent has not met the applicable standard of conduct set forth in the Restated Certificate of Incorporation by petitioning a court of competent jurisdiction.

         Article 6 of the Registrant's Restated Certificate of Incorporation provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the Article will not be exclusive of any other right which any person may have or acquire under the Restated Certificate of Incorporation, or any statute or agreement, or otherwise.


         Finally, Article 6 of the Registrant's Restated Certificate of Incorporation provides that the Registrant may maintain insurance, at its expense, to reimburse itself and directors and officers of the Registrant and of its direct and indirect subsidiaries against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such persons against such expense, liability or loss under the provisions of Article 6 of the Restated Certificate of Incorporation.


         Article 7 of the Registrant's Restated Certificate of Incorporation eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent provided by Delaware law.
Section 102(b)(7) of the DGCL provides for the elimination off such personal liability, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits.

         3.1*     Restated Certificate of Incorporation of the Registrant.

         3.2*     By-laws of the Registrant, as amended.

         4.1* Agreement and Plan of Merger dated as of October 7, 1996 between the Registrant and UNIVEC, Inc., a New York corporation.

         4.2* Form of warrants between the Registrant and the underwriters of the Registrant's initial public offering.

         4.3* Form of Warrant Agreement between the Registrant and the underwriters of the Registrant's initial public offering.

         4.4*     Specimen common stock Certificate.

         4.5*     Specimen Warrant Certificate (included as Exhibit A to Exhibit
                  4.3 herein).

         4.8* Registration Rights Agreement among the Registrant and the holders of bridge warrants.

         4.09**   Certificate of Designation of Series B Preferred Stock.

         4.10*** Certificate of Amendment of Certificate of Designation of Series B Preferred Stock.

         4.11** Form of Warrant Agreement dated July 27, 1998, between Company and selling securityholder.

         4.12*** Form of Amended and Restated Warrant Agreement, amending and restating the Warrant Agreement dated July 27, 1998, between the Company and the selling securityholder.

         4.13** Registration Rights Agreement dated July 27, 1998, between Company and selling securityholder.

         4.14*** Registration Rights Agreement, dated February 8, 1999, between the Company and the selling securityholder.

         4.15***  Certificate of Designation of Series C Preferred Stock.

         4.16*** Form of Warrant Agreement dated February 8, 1999, between the Company and selling securityholder.

         5.1****  Opinion of Snow Becker Krauss P.C., counsel to the Company.

         23.1**** Consent of Snow Becker Krauss P.C. is included in Exhibit 5.1 to this Registration Statement.

         23.2**** Consent of accountants.

         24.1***  Power of Attorney dated March 9, 1999

         24.2***  Power of Attorney dated June 29, 1999
---------------

X Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (File No. 333-20187) declared effective on April 24, 1997.

** Incorporated by reference from the Registrant's Registration Statement on Form S-3 (File No. 333-62261) declared effective on December 11, 1999.

***      Previously filed.

****     Filed herewith.

Item 17.  Undertakings.

(a)      Rule 415 Offering

         The undersigned small business issuer hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registrant statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

         (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof;

         (3) Remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(b)      Request for Acceleration of Effective Date.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Farmingdale, State of New York, on November 11, 1999.

UNIVEC, INC.


By  /s/ Joel Schoenfeld                                             By /s/ Marla Manowitz
  -------------------------------------                                ------------------------------------------
              Joel Schoenfeld                                                       Marla Manowitz
   Chief Executive Officer and Director                                Chief Financial Officer
   (Principal Executive Officer)                                       Principal Financial and Accounting Officer)


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Joel Schoenfeld
-----------------------------------------
     Joel Schoenfeld
     Chief Executive Officer and Director
     (Principal Executive Officer)


     Alan H. Gold*
_________________________________________
     Alan H. Gold
     Chairman of the Board of Directors and Director

/s/ Marla Manowitz
------------------------------------------
     Marla Manowitz
     Chief Financial Officer
     (Principal Financial and Accounting Officer)

     John Frank*
_________________________________________
     John Frank
     Director

     Richard Mintz*
_________________________________________
     Richard Mintz
     Director


     David Jay*
_________________________________________
     David Jay
     Director


*By: /s/ Joel Schoenfeld
     ------------------------------------
   Joel Schoenfeld
   (Attorney-In-Fact)